EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-15598, 333-56946, 333-83971, 333-36204, 333-59290 and 333-89876 on Form S-8 of Frontier Oil Corporation and Registration Statement No. 333-80253 of Frontier Oil Corporation on Form S-3 of our reports (dated February 19, 2004 (November 17, 2004 as to Note 12) for our opinion on the consolidated financial statements and February 19, 2004 for our opinion on the financial statement schedules) on the consolidated financial statements of Frontier Oil Corporation and Subsidiaries, appearing in this Current Report on Form 8-K of Frontier Oil Corporation.

/s/ Deloitte & Touche LLP

Houston, Texas
November 17, 2004